INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 46 to Registration Statement No. 33-37458 of The Brown Capital Management Mid-Cap Fund, The Brown Capital Management Small Company Fund, The Brown Capital Management Balanced Fund, The Brown Capital Management Equity Fund, The Brown Capital Management International Equity Fund, EARNEST Partners Fixed Income Trust, WST Growth Fund and Capital Value Fund (each a series of Nottingham Investment Trust II) of our reports dated April 25, 2003, appearing in the Annual Reports for the year ended March 31, 2003, and to the reference to us under the heading "Financial Highlights" in the Prospectuses, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP


July 29, 2003